UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/05/2010

Harbor BioSciences, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24672

DE	13-3697002
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4435 Eastgate Mall, Suite 400, San Diego, CA 92121
(Address of principal executive offices, including zip code)

858.587.9333
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

On March 6, 2010, R. Bruce Montgomery, M.D., lead investigator of the ongoing Phase I/IIa clinical trial for Harbor Biosciences, Inc.'s Apoptone(r) (HE3235) drug, will present updated data for Apoptone at the ASCO Genitourinary Cancers Symposium in San Francisco. Apoptone is a novel steroid analog of a dihydrotestosterone metabolite that has been found to induce cell death (apoptosis) in prostate tumors. Apoptone is intended for use in the treatment of castration resistant prostate cancer (CRPC), also referred to as hormone resistant prostate cancer. Initial results from this study, conducted with participating member sites of the Prostate Cancer Clinical Trial Consortium (PCCTC), were reported on November 16, 2009.

Dr. Montgomery's presentation will note several developments including that the Kaplan-Meier estimate (a standard statistical method for predicting the outcome of an ongoing study) for the median time to progression for the ongoing trial is 15.3 weeks and the range is between four and forty weeks. Due to early signs of activity, the 20 mg dose group was expanded to include 14 patients. Eleven of the patients were evaluable with an actual median time to progression of 20 weeks and the range of eight and twenty eight weeks.

Based on these encouraging signs of activity, the PCCTC recommended an extension of the current trial into patients that have not been treated with taxane chemotherapy. In the extension, subject eligibility criteria have been amended to include earlier-stage, patients who have not yet been treated with chemotherapy. Ten such patients have been enrolled to date and will be treated with 100 mg doses of Apoptone.

The information in this Current Report on Form 8-K shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to liability under such section, nor shall it be deemed incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hollis-Eden Pharmaceuticals, Inc.

Date: March 05, 2010	By:	/s/ /Robert Weber/
Robert Weber
Chief Financial Officer